Exhibit 99.1

          Aether Systems To Acquire Motient's Transportation Division;

           $45 Million Deal Brings New Technology, Products & Services



Acquisition and Long-Term Reseller Agreement Expands Aether's Presence in Transportation Industry, Allows Motient to Focus on Core Business



OWINGS MILLS, Md. & RESTON, Va. - September 20, 2000 - Aether Systems, Inc. (Nasdaq: AETH), a leading provider of wireless data products and services, and Motient Corp. (Nasdaq: MTNT) today announced that Aether has agreed to acquire Motient's retail transportation business unit for $45 million plus an additional sum of up to $22.5 million based on revenue and other incentive targets in 2001.

The deal bolsters Aether's presence in the transportation industry by providing entry into the long-haul and less-than-truck-load segment of the market with a significant client base and a multi-mode product that provides vehicle information via land-based and satellite communications. Under the terms of the agreement, Aether will obtain all of Motient's retail customers in the transportation sector excluding package delivery and courier services. Aether will also acquire Motient's transportation specific products such as Pro 2000, the first generation multimode solution and MobileMax2, the second generation solution.

Concurrent with the acquisition agreement, Aether has also agreed to a long-term reseller arrangement of Motient satellite and terrestrial network services for $25 million over three years. This arrangement will allow Aether to offer mobile data services over both land-based and satellite networks, providing the optimum possible coverage at competitive prices.

Motient's leading edge software solutions provide monitoring of driver performance, vehicle fault codes and state-line crossing. On-board equipment provides messaging, pres-set forms for load status, dispatch updates, routing, estimated times of arrival and emergency distress calls. In all, Motient has about 200 transportation customers and more than 15,000 subscribers, all of which will be absorbed by Aether.

"This acquisition brings Aether into the long-haul and less-than-truck-load industry with a premier wireless product," said Aether Chairman & CEO David S. Oros. "By bringing the transportation products and assets of Motient's retail transportation division to Aether, we are executing on our plan to enter new vertical markets and build them through merger and acquisition. Additionally, we are adding new technology, engineering bandwidth and products that will complement Aether's existing resources."

The closing of the acquisition will be contingent upon regulatory approvals, approval of Motient's bank lenders and shareholder guarantors and other customary closing conditions. The definitive agreement is expected to close within the next four weeks. Motient's transportation division includes about 100 employees, with most based in Reston, Va.

"This transaction enables Motient to concentrate its resources on the burgeoning wireless email segment of our business and turns the transportation products over to a powerhouse company with plans to fund dramatic improvements and growth in that business sector," said Walter V. Purnell. Jr., Motient's President and CEO. "It also provides Motient with additional liquidity to accelerate growth in our eLink offerings. Through the reseller agreements, Aether becomes our largest wholesale customer and our second largest customer. We look forward to a long-term, mutually beneficial partnership with this acknowledged industry leader."


About Motient

Motient (www.motient.com) owns and operates an integrated terrestrial/satellite network and provides a wide range of two-way mobile and Internet communications services principally to business-to-business customers and enterprises. The company provides its industry-leading eLink two-way wireless email service to customers accessing email through corporate servers, Internet Service Provider
(ISP) and Mail Service Provider (MSP) accounts, and paging network suppliers. Motient serves a variety of markets including mobile professionals, telemetry, transportation, field service, and nationwide voice dispatch offering coverage to all 50 states, Puerto Rico, the U.S. Virgin Islands, and hundreds of miles of
U. S. coastal waters.

About Aether Systems, Inc.

Aether Systems, Inc. is a leading provider of wireless and mobile data products and services allowing real-time communications and transactions across a full range of devices and networks. Using its engineering expertise, the ScoutWareTM family of products including the Aether Intelligent Messaging (AIM) software platform, and its network operations and customer care center, Aether seeks to provide comprehensive, technology-independent wireless and mobile computing solutions. Aether develops and delivers wireless data services across a variety of industries and market segments in the United States and internationally. Please visit our web page at http://www.aethersystems.com/

                                      # # #


Factors that could cause actual results to differ materially from those in the forward-looking statements in this news release are described in Motient (formerly American Mobile Satellite) Corporation's registration statement on Form S-3 (File No. 333-42104) and in Motient (formerly American Mobile's) annual report on Form 10-K for the year ended December 31, 1999 and its other periodic filings and reports with the Securities and Exchange Commission. Copies of such reports and filings are available upon request from Motient Corporation's Investor Relations Department.


This press release includes forward-looking statements based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Aether that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability of Aether and Motient's retail transportation division to successfully integrate their technologies and business, the ability to offer services on a cost-effective basis and market acceptance of products developed by Aether. These risks and other risk factors are described in Aether's report on Form 10-K with respect to the fiscal year ending December 31, 1999 and other documents filed with the Securities and Exchange Commission. Aether undertakes no obligation to update the forward-looking statements contained in this press release.


Contacts:    David Wonderling                    Melissa Maughan
             Motient                             Hill & Knowlton, for Motient
             703-716-6375                        202-944-5138
             David.Wonderling@motient.com        mmaughan@hillandknowlton.com

             Greg Abel                           Erich Shea
             Aether Systems                      The Weber Group for Aether
             410-654-6400 x5189                  703-351-5605
             gabel@aethersystems.com             eshea@webergroup.com
             mailto:gabel@aethersystems.com